Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is made as of May 26, 2005, between DOMINION RESOURCES, INC. (the "Company") and THOS. E. CAPPS (the "Executive").

RECITALS:

The Board of Directors of the Company (the "Board of Directors") recognizes that outstanding management of the Company is essential to advancing the best interests of the Company, its shareholders and its subsidiaries. To accomplish this and other objectives, the Organization, Compensation and Nominating Committee of the Board of Directors (the "Committee") has recommended, and the Board of Directors has approved, entering into this Amendment to the existing employment agreement with the Executive dated September 30, 2002 (the "Agreement"). The Company acknowledges that the Executive is eligible to retire and the Company wishes to retain the continuing services of the Executive under the terms as provided in this Amendment. The Company and the Executive are entering into this Amendment to recognize the Executive's extraordinary past services to the Company, to induce the Executive to remain an employee of the Company, and to provide access to the Executive's services following the Executive's retirement, including during a management transition period. The Executive has agreed to continue to be employed by the Company and to provide services following his retirement under the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual undertakings contained in this Amendment, the parties agree as follows:

1. Section 1 of the Agreement is amended to read as follows:

"1. Employment. The Company will employ the Executive, and the Executive will continue in the employment of the Company, as Chief Executive Officer for the period beginning on April 23, 2005 and ending on the earlier of the date of the Company's annual meeting of shareholders in 2006 or upon the Executive's voluntary retirement (the "Term of this Agreement"), according to the terms of this Agreement."

2. Section 2 of the Agreement is amended by deleting the last sentence.

3. Section 4(a)(ii) of the Agreement is amended to read as follows:

"The Executive will be entitled to receive annual incentive awards based on the Executive's job performance, if and to the extent that the Board of Directors determines that the Executive's performance merits payment of an award, subject to Section 5(b). The Board of Directors will make its determination consistent with the methodology used by the Board of Directors for compensating its senior management employees. The Executive will not be entitled to any additional long-term incentive awards first granted after the date of the Amendment to Employment Agreement, except for the award provided for in Section 18(a)."

4. Section 4(b) of the Agreement is amended by deleting the words "cash and stock incentive plans".

5. Section 5(a)(iv) of the Agreement is amended to read as follows:

"(iv) Except for the restricted stock grant made pursuant to Section 18 of this Agreement, all restricted stock held by the Executive as of the date of termination of his employment will become fully vested (that is, transferable and nonforfeitable) as of the date of termination of his employment."

6. Section 5(b) of the Agreement is amended to read as follows:

"(b) In addition to the foregoing, if the Executive terminates employment before January 1, 2006, the Executive will receive a single lump sum cash payment equal to the Executive's target annual cash incentive award for the 2005 fiscal year. The lump sum payment will be in lieu of any annual cash incentive award for the 2005 fiscal year and will be paid within 30 days after the Executive's termination of employment."

7. Section 6(a) of the Agreement is amended by deleting "90 days" and replacing it with "30 days".

8. New Sections 18, 19 and 20 are added to the Agreement as follows:

"18. Restricted Stock Grant and Life Insurance.

(a) On the date of the Amendment to Employment Agreement, the Company will make a grant of restricted stock to the Executive of 57,098 shares of Company common stock. One-third of the restricted stock will vest and be fully transferable and nonforfeitable on each anniversary of the date of the Amendment to Employment Agreement in 2006, 2007 and 2008. All of the unvested restricted stock will vest and be fully transferable and nonforfeitable on the Executive's death or disability as defined in Section 7. The unvested portion of the restricted stock will be subject to the Executive's continued employment with the Company or, following the Executive's retirement, the Executive's continued performance of the consulting services provided in Section 19 and will be forfeited if, before the applicable vesting date, (i) the

Executive ceases either to be employed by or to perform the consulting services for the Company as provided in Section 19 other than due to the Executive's death or disability, or (ii) the Company determines that the Executive has violated the provisions of Section 20(a) or (b) .

(b) The Company acknowledges that it has agreed to pay premiums on a life insurance policy for the Executive under its Executive Life Insurance Program until the policy is fully paid. The Company and the Executive agree that, effective on the date of the Amendment to Employment Agreement, in lieu of premiums under the Executive Life Insurance Program, the Company will pay the Executive an amount equal to the projected future premiums under the Executive Life Insurance Program which are $265,000 per year for five years so that the Executive can purchase such other insurance, if any, as he determines is appropriate. The first payment will be made as of the last date of the month in which the date of the Amendment to Employment Agreement is executed and future payments will be made annually on that date.

19. Post-Employment Consulting Services. The Company acknowledges that the Executive may voluntarily retire during the Term of this Agreement. Upon his termination of employment with the Company, including by voluntary retirement, the Executive agrees to provide consulting services to the Company for a period of three (3) years (the "Consulting Period."). With the Executive's consent, the Company may extend the Consulting Period annually by an additional year by providing a notice at least 30 days before the end of the Consulting Period (as it may have been previously extended). The consulting services will consist of the Executive's cooperation with the Company in the transition of management of the Company following the Executive's retirement and such other special projects and activities as may be requested by the Board of Directors or the Chief Executive Officer and agreed to by the Executive, which agreement may not be unreasonably withheld by the Executive. In addition, if elected as a member of the Board of Directors and as non-executive Chairman of the Board, the Executive also agrees to serve as non-executive Chairman of the Board during the Consulting Period. In exchange for the Executive providing the consulting services and, if applicable, serving as non-executive Chairman of the Board, the Company agrees to take the following actions during the Consulting Period:

(a) The Company will pay the Executive the amount of $25,000 per month, payable in monthly installments in arrears. While he is receiving these monthly payments, the Executive agrees that he will not be eligible for any compensation for service on the Board of Directors and that he will not participate in the Dominion Resources, Inc. Non-Employee Directors Compenstion Plan or any other Board of Directors compensation plans.

(b) The Company will provide the Executive with an appropriate office located in proximity to his current office with appropriate furnishings and secretarial support. The Company will also provide the Executive with information technology (cell phone, blackberry or similar device, computer, etc.), information technology support, home security system, and an automobile allowance comparable to executive officers of the Company. The Company will pay the dues for one country club as selected by the Executive. The Executive will be entitled to use Company aircraft on Company business under the Company's aircraft policies and to personal use of

Company aircraft based on the Company policies for personal use by senior executives as in effect from time to time. The Executive will be responsible for any taxes due on these benefits.

(c) To the extent required to avoid any penalties on the Executive under Section 409A of the Code, payments to the Executive under this Agreement, and under any other agreement with the Executive, upon termination of employment shall be distributed on the later of (i) the dates specified in this Agreement or any other agreement, and (ii) six (6) months and one (1) day after the date of termination.

20. Post-Employment Noncompetition and Nonsolicitation. In exchange for the payments from the Company under Section 19, the Executive and the Company agree as follows.

(a) During the Consulting Period, the Executive agrees that he will not, without the prior written consent of the Company, engage in competition with the Company by being associated with any business entity which engages in the business of providing electricity, natural gas and related services to customers in any state in which the Company provides any such services or any business entity which engages in the exploration and production of natural gas or oil in any state in which the Company engages in such activities. The Executive will be deemed to have associated with a business entity if he serves as an officer, director, consultant or in any managerial or executive position with respect to the business entity.

(b) The Executive agrees that, during the Consulting Period and for a period of two years following the termination of the Consulting Period for any reason, he will not solicit or attempt to solicit any employees or customers of the Company, or other persons or entities with or through whom the Company has done business, for the purpose of providing goods and services or engaging in activities in competition with the Company. The Executive agrees that, during the Consulting Period and for a period of two years following the termination of the Consulting Period for any reason, (A) he will not solicit, aid or encourage, directly or indirectly any employees of the Company to leave the Company or work elsewhere, and (B) he will not solicit, aid or encourage, directly or indirectly, any of the Company's customers to move their business from the Company or to place business elsewhere.

(c) If the Company determines that the Executive has violated the provisions of Section 20(a) or (b), the Company may immediately terminate all payments due to the Executive under Sections 18(b) and 19 and the Executive shall have no further rights to any payments under Sections 18(b) and 19."

9. Except to the extent specifically amended by this Amendment, the Agreement shall remain in full force and effect.

WITNESS the following signatures.

DOMINION RESOURCES, INC

By: /s/ Frank S. Royal Frank S. Royal, Chairman, Organization, Compensation and Nominating Committee
Dated: May 26, 2005

Thos. E. Capps /s/ Thos. E. Capps
Dated May 26, 2005

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